Exhibit 99.1

July 29, 2009

EA Action

Subject: Stockholder Approval of Stock Option Exchange Program

FROM GABRIELLE TOLEDANO

I’m pleased to inform you that the stockholders of Electronic Arts approved the Stock Option Exchange Program at our Annual Stockholders Meeting held today.

This Program will provide eligible employees with stock options that are significantly “underwater” with the opportunity to exchange those options for a lesser number of restricted stock units, providing a valuable incentive for our employees to contribute to EA’s long-term success.

We expect to offer the Exchange Program in October/November for eligible employees. We have updated the Program Overview attached to this communication, which provides you with information on the program. However, the terms of the program remain subject to change and will be finalized before launch.

We will continue to provide you with additional information and new updates as they become available. For the moment, what we can provide you is the information in the Program Overview and the Definitive Proxy Statement, which is also attached. There will be further training and tools available to help you make an informed decision when the program launches.

Gabrielle

Legal Notices

The Exchange Program has not yet commenced. Upon commencement of the Exchange Program, EA will provide employees who are eligible to participate with written materials explaining the precise terms and timing of the Exchange Program. EA will also file these written materials with the SEC as part of a tender offer statement on Schedule TO. EMPLOYEES WHO ARE ELIGIBLE TO PARTICIPATE IN THE EXCHANGE PROGRAM ARE URGED TO READ THESE WRITTEN MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE EXCHANGE PROGRAM. EA’s stockholders and option holders will be able to obtain the written materials described above and other documents filed by EA with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, EA’s stockholders and option holders may obtain free copies of documents filed by EA with the SEC at http://investor.ea.com, or by directing a request to Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, California 94065, attention: Investor Relations, telephone: (650) 628-7352.